Registration No. 333-

As filed with the Securities and Exchange Commission on August 17, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Biostar Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	20-5101287 (I.R.S. Employer Identification No.)

No. 588 Shiji Xi Avenue
Xianyang, Shaanxi Province
People’s Republic of China 712046
(Address of principal executive offices,
including zip code)

2011 Stock Option Compensation Plan
(Full title of the plan)

Ronghua Wang
President and Chief Executive Officer
No. 588 Shiji Xi Avenue
Xianyang, Shaanxi Province
People’s Republic of China 712046
tel: 86-029-33686638
(Name, address and telephone number,
 including area code, of agent for service)

Copies to:
Ralph V. DeMartino, Esq.
F. Alec Orudjev, Esq.
Cozen O’Connor
1627 I Street, NW, Suite 1100
The Army and Navy Club Building
Washington, DC 20006
tel: (202) 912-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share	850,000	(1)	$1.36	(2)	$1,156,000	(2)	$132.46

(1)   The number of shares being registered represents the aggregate number of shares of common stock of the Company issuable under the 2011 Stock Option Compensation Plan (the “2011 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of the Company common stock that may be granted under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions. Also, represents the total authorized shares under the 2011 Plan after giving the effect of the April 3, 2012 1-for-3 reverse stock split of the Company’s issued and outstanding common stock.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low selling prices of the Company’s common stock as reported on the Nasdaq Stock Market on August 15, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the 2011 Stock Option Compensation Plan (the “Plan”) in accordance with Rule 428(b) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “1933 Act”). The Registrant will provide to participants a written statement advising them of the availability, without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II hereof. The statement will include the address (giving title and department) and telephone number to which the request is to be directed. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act. Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information are available without charge by contacting: Biostar Pharmaceuticals, Inc., No. 588 Shiji Xi Avenue, Xianyang, Shaanxi Province, People’s Republic of China 712046; tel: 86-029-33686638.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3.                   Incorporation of Documents by Reference.

Biostar Pharmaceuticals, Inc. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and, accordingly, files periodic reports and other information with the Commission.  Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission’s Public Reference Section, Room 1024, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.  The address for the Commission’s Web site is “http://www.sec.gov”.

The following documents are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Commission on March 27, 2012;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012, filed with the Commission on May 15, 2012 and August 14, 2012;

(c) The description of securities contained in the Registration Statement of the Company on Form SB-2 (File No. 333-147363), filed with the Commission on November 14, 2007 and subsequently amended on February 25, 2008, April 3, 2008, May 9, 2008, June 12, 2008 and June 27, 2012 and as further amended from time to time thereafter;

(d) The Company’s Registration Statement on Form 8-A filed with the SEC on April 21, 2010, and all amendments or reports filed for the purpose of updating such form; and

(e) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the document referred to in (a) above.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement, and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

None.

Item 6.                    Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of Biostar Pharmaceuticals, Inc. if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article V of the Company’s By-Laws extend such indemnities to the full extent permitted by Maryland law. The Company may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by one of the Company’s directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the Company’s directors, officers, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and it will be governed by the final adjudication of such issue.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9.                    Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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 Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Xi’an, Shaanxi Province, People’s Republic of China, on August 17, 2012.

Biostar Pharmaceuticals, Inc.

By:	/s/ Ronghua Wang
Ronghua Wang
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 17, 2012.

Signature	Title

/s/ Ronghua Wang	President, Chief Executive Officer and Director
Ronghua Wang	(Principal executive officer)

/s/ Zack Pan	Chief Financial Officer
Zack Pan	(Principal financial and accounting officer)

/s/ Qinghua Liu	Director
Qinghua Liu

/s/ Haipeng Wu	Director
Haipeng Wu

/s/ King-fai Leung	Director
King-fai Leung
/s/ Zhongyang Shang	Director
Zhongyang Shang

EXHIBIT INDEX

Exhibit	Description
4.1	2011 Stock Option Compensation Plan *
4.2	Specimen common stock certificate (1)
5.1	Opinion of Cozen O’Connor*
23.1	Consent of Cozen O’Connor (included in Exhibit 5.1)*
23.2	Consent of Mazars CPA Limited*

*Filed or furnished herewith.

(1)           Incorporated by reference from exhibit filed with the Registrant’s Registration Statement on Form SB-2, Registration No. 333-147363.